Exhibit 10.1

ADT INC.

ANNUAL INCENTIVE PLAN

ARTICLE I

PURPOSE

1.1    Purpose. The ADT Inc. Annual Incentive Plan (the “Plan”) has been adopted by the Compensation Committee of the Board of Directors of ADT Inc. (the “Company”) to promote the interests of the Company (and any successor thereto) by (i) aiding in the recruitment and retention of Employees, (ii) providing incentives to such Employees by means of performance-related incentives to achieve short-term performance goals, and (iii) promoting the growth and success of the Company’s business by aligning the financial interests of Employees with that of the stockholders of the Company.

ARTICLE II

DEFINITIONS

PURPOSE

For purposes of the Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context.

2.1    “Administrator” means the Committee or the CEO (or officer or committee of the Company designated by the CEO) subject to the provisions of Section 3.1.

2.2    “Annual Incentive Pool” means, in respect of any Performance Cycle, an amount determined pursuant to Section 4.5 of the Plan.

2.3    “Base Salary” means a Participant’s base salary or base rate of pay, as of December 1 of a Performance Cycle.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Bonus Amount” means the amount payable to a Participant under the Plan pursuant to Section 4.6, if any, which shall be determined by the Administrator in its sole discretion.

2.6    “Bonus Target” means the target amount, set by the Administrator, for each Participant to receive under the Plan.

2.7    “Cause” has the meaning given such term (or term of similar import) in any employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an affiliate, or severance plan in which the Participant is eligible to participate, in either case in effect at the time of the Participant’s termination of employment or service with the Company and its affiliates, or has the meaning set forth in the Participant’s employment agreement with the Company or an affiliate of the Company, or, if there no such plan or agreement, the meaning set forth in the ADT Inc. 2018 Omnibus Incentive Plan, or a successor thereto.

2.8    “Change in Control” has the meaning set forth in the ADT Inc. 2018 Omnibus Incentive Plan, or a successor thereto.

2.9    “Code” means the United States Internal Revenue Code of 1986, as amended.

2.10    “Committee” means the Compensation Committee of the Board or any successor thereof or any subcommittee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

2.11    “Disability” means cause for termination of the Participant’s employment or service due to a determination that the Participant is disabled in accordance with a long-term disability insurance program maintained by the Company or an affiliate of the Company, as applicable, or a determination by the U.S. Social Security Administration that the Participant is totally disabled.

2.12    “Employee” means any individual who performs services as an officer or employee of the Company or an affiliate.

2.13    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.14    “GAAP” means the United States generally accepted accounting principles.

2.15    “Individual Performance Measures” means the qualitative and/or quantitative individual performance criteria selected by the Administrator to measure the level of performance of a Participant during the Performance Cycle, if any.

2.16    “Participant” means an Employee who has been selected by the Administrator to participate in the Plan for a Performance Cycle.

2.17    “Performance Cycle” means the fiscal year of the Company over which the level of performance will be assessed.

2.18    “Performance Measure” means the business criteria selected by the Administrator to measure the level of performance of the Company during the Performance Cycle.

2.19    “Pro-rated” means the number of full days completed from the beginning of the Performance Cycle through the Termination of Employment.

2.20    “Retirement” means a Participant’s voluntary Termination of Employment on or after such Participant’s 55th birthday, where the sum of the Participant’s age and full years of service with the Company or an affiliate equals at least 60.

2.21    “Section 409A” means Section 409A of the Code, as amended, and the treasury regulations and other official guidance promulgated thereunder.

2.22    “Section 16 Officer” means an officer who is designated as an “executive officer” for purposes of Section 16 of the Exchange Act.

2.23    “Termination of Employment” means the date of cessation of a Participant’s employment relationship with the Company or an affiliate of the Company for any reason, with or without Cause, as determined by the Company or an affiliate.

ARTICLE III

ADMINISTRATION

3.1    Administrator. The Plan shall be administered by the Administrator, so that (a) Bonus Amounts to be paid to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is a Section 16 Officer of the Company, shall be made or effected by the Committee, and (b) Bonus Amounts to be paid to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not a Section 16 Officer, shall be made or effected by the Committee or the CEO (or an officer of the Company designated by the CEO), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee specifies that it shall serve as Administrator. Notwithstanding the foregoing, the Committee may from time to time in its discretion put any conditions and restrictions on the powers that may be exercised by the CEO in his or her capacity as Administrator.

3.2    Authority of the Administrator. The Administrator will have the authority, in its sole and absolute discretion and subject to the terms of the Plan, to:

(a)	Interpret and administer the Plan and any instrument or agreement relating to the Plan;

(b)	Correct any defect, supply any omission or reconcile any inconsistency in the Plan;

(c)	Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan;

(d)	Select Employees to become Participants under the Plan;

(e)

Establish and interpret Performance Measures and Individual Performance Measures, as applicable, evaluate the level of performance over a Performance Cycle and certify the level of performance attained with respect to Performance Measures and Individual Performance Measures, as applicable;

(f)

Waive or amend any terms, conditions, restriction or limitation on a Bonus Amount under the Plan; provided that any such waiver or amendment shall either comply with the requirements of Code Section 409A or preserve any exemption from the application of Code Section 409A; and

(g)	Take any and all other actions as it deems necessary or advisable for the proper operation or administration of the Plan.

3.3    Effect of Determinations. All determinations of the Administrator will be final, binding and conclusive on all persons having an interest in the Plan and each Participant’s participation in the Plan is expressly subject to the foregoing.

3.4    No Liability. Neither the Administrator nor any person acting as a delegate of the Administrator with respect to the Plan will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Bonus Amount paid under the Plan.

ARTICLE IV

DETERMINATION AND PAYMENT OF BONUS AMOUNTS

4.1    Eligibility. All Employees are eligible to be selected to be Participants under the Plan for a Performance Cycle. Selection by the Administrator to participate in a Performance Cycle will not give an Employee any right to participate in any subsequent Performance Cycle.

4.2    Bonus Target. For each Performance Cycle, the Administrator, or its designee, shall determine the Bonus Target for each Participant, which shall be stated as a percentage of such Participant’s Base Salary or other amount. The Bonus Target for each Participant may be subject to change from time to time by the Administrator, in its sole discretion.

4.3    Performance Measures. Before or following the beginning of each Performance Cycle, the Administrator, or its designee, will determine (a) any Performance Measures that will apply to that Performance Cycle; (b) any Individual Performance Measures that will apply to a Participant with respect to the Performance Cycle; (c) the target performance level for each of the Performance Measures; (d) the threshold and maximum performance level for each of the Performance Measures, if any; and (e) the formula, if any, that will be used to determine the Bonus Amount. Performance Measures and Individual Performance Measures, which shall be evaluated through the Performance Cycle, and may be adjusted in the sole discretion of the Administrator or its designee.

4.4    Determination of Achievement. At the end of the Performance Cycle, the Administrator, or its designee, shall determine the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures and Individual Performance Measures, if any. In applying Performance Measures, the Administrator may, in its discretion, exclude unusual or infrequently occurring items and the cumulative effect of changes in the law, regulations or accounting rules, and may determine to exclude other items, whether or not determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management, or such other items as the Administrator, in its sole discretion, determines are appropriate.

4.5    Annual Incentive Pool. The amount of the Annual Incentive Pool with respect to each Performance Cycle shall be equal to the product of (a) the sum of (i) each Participant’s Bonus Target times (ii) such Participant’s Base Salary, and (b) the results of the Performance Measures; as may be adjusted by the Administrator in its sole discretion

4.6    Determination of Bonus Amounts. Subject to Article V of the Plan, the Bonus Amount payable to each Participant shall be determined by the Administrator, in its sole discretion, based on the Administrator’s determination of the level of performance attained for the Performance Cycle and the Participant’s Bonus Target. Notwithstanding the forgoing, no Participant shall receive a Bonus Amount that exceeds 200% of the Participant’s Bonus Target.

4.7    Discretion of Administrator. The Administrator may, in its discretion on a case-by-case basis, increase or reduce the Bonus Amount payable to any Participant after applying the Performance Measures and/or Individual Performance Measures, or apply discretion in any other manner not to exceed the aggregate Annual Incentive Pool previously approved by the Administrator

4.8    Form of Payment. Bonus Amounts will be paid in cash. Bonus Amounts shall be paid no later than the 15th day of the third month following the end of the Company’s fiscal year in which such Performance Cycle ends, except to the extent that the Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern.

ARTICLE V.

CHANGES IN EMPLOYMENT STATUS

5.1    Newly Hired or Newly Eligible Participant. Unless otherwise determined by the Administrator, if an Employee is hired during a Performance Cycle and is selected by the Administrator to be a Participant during such Performance Cycle, or if an Employee otherwise is selected by the Administrator to be a Participant after the beginning of a Performance Cycle due to a job change during such Performance Cycle, the Bonus Amount earned by such Participant, as determined under Section 4.6 of the Plan, shall be Pro-rated based on the portion of the Performance Cycle that Participant was employed by the Company or an affiliate or the portion of the Performance Cycle during which Participant was in a position that the Administrator determines was eligible to participate in the Plan.

5.2    Change in Eligibility Status During Performance Cycle. Unless otherwise determined by the Administrator, if a Participant has a job change during the Performance Cycle which results in the Administrator determining that the Participant is no longer eligible to participate in the Plan, the Bonus Amount earned by such Participant, as determined under Section 4.6 of the Plan, shall be Pro-rated based on the portion of the Performance Cycle that Participant was in a position that the Administrator determines was eligible to participate in the Plan, and shall be based on the Participant’s Base Salary as of the last day of the Performance Cycle that Participant was eligible to participate in the Plan.

5.3    Leave of Absence During Performance Cycle. Unless otherwise determined by the Administrator or as otherwise required by law, the Bonus Amount, as determined under Section

4.6 of the Plan, earned by a Participant who has taken an approved leave of absence of greater than 60 days within a Performance Cycle will be Pro-rated based on the portion of the Performance Cycle that the Participant was actively at work.

5.4    Change in Bonus Target During Performance Cycle. Unless otherwise determined by the Administrator, if a Participant has a job change during a Performance Cycle which results in the Administrator determining that the Participant’s Bonus Target should be increased or decreased to a Bonus Target consistent with the Participant’s new position, the Bonus Amount earned by such Participant, as determined under Section 4.6 of the Plan, shall be equal to the sum of (i) the Bonus Amount calculated based on the Participant’s Bonus Target prior to the job change, Pro-rated for the portion of the Performance Cycle that occurred prior to the job change, plus (ii) the Bonus Amount calculated based on the Participant’s Bonus Target following the job change, Pro-rated for the portion of the Performance Cycle that occurred following the job change.

5.5    Retirement. Notwithstanding anything to the contrary herein and unless otherwise determined by the Administrator, if a Participant incurs a Termination of Employment due to the Participant’s Retirement, the Participant will be paid any unpaid Bonus Amount with respect to a completed Performance Cycle on the regular payment date for such Performance Cycle, and will be eligible to receive a Bonus Amount, as determined under Section 4.6 of the Plan, with respect to the current Performance Cycle Pro-rated based on the portion of the Performance Cycle that the Participant was employed by the Company or an affiliate, paid on the regular payment date with respect to such Performance Cycle.

5.6    Termination Due to Death or Disability. Notwithstanding anything to the contrary herein and unless otherwise determined by the Administrator, if a Participant incurs a Termination of Employment due to the Participant’s death or Disability, the Participant (or Participant’s beneficiary) will be paid any unpaid Bonus Amount with respect to a completed Performance Cycle on the regular payment date for such Performance Cycle, and will be eligible to receive a Bonus Amount, as determined under Section 4.6 of the Plan, with respect to the current Performance Cycle Pro-rated based on the portion of the Performance Cycle that the Participant was employed by the Company or an affiliate, paid on the regular payment date with respect to such Performance Cycle.

5.7    Resignation of Participant or Termination for Cause. Notwithstanding anything to the contrary herein and unless otherwise determined by the Administrator, if a Participant incurs a Termination of Employment for Cause, or the Participant resigns employment with the Company or an affiliate other than as a Retirement, in either case prior to the date of payment of any Bonus Amount, any unpaid Bonus Amount relating to a previously completed Performance Cycle shall be forfeited and such Participant shall no longer be eligible to receive a Bonus Amount with respect to the current Performance Cycle.

5.8    Termination Without Cause. Notwithstanding anything to the contrary herein and unless otherwise determined by the Administrator, if a Participant incurs a Termination of Employment by the Company or an affiliate without Cause, the Participant will be paid any unpaid Bonus Amount with respect to a completed Performance Cycle on the regular payment date for such Performance Cycle, and will be eligible to receive a Bonus Amount, as determined under Section 4.6 of the Plan as if the Participant had remained in employment through the end of the Performance Cycle, with respect to the current Performance Cycle Pro-rated based on the portion of the Performance Cycle that the Participant was employed by the Company or an affiliate, paid on the regular payment date with respect to such Performance Cycle, unless otherwise outlined under the terms of any employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an affiliate, or severance plan in which the Participant is eligible to participate.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1    Amendment. The Plan may be amended at any time and from time to time by the Committee.

6.2    Termination. The Plan will terminate upon the adoption of a resolution of the Committee terminating the Plan.

ARTICLE VII

GENERAL PROVISIONS

7.1    Nontransferability of Bonus Amounts. No Bonus Amount awarded under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except that any Bonus Amount may be transferred by will or by the laws of descent or distribution.

7.2    Withholding of Taxes. Bonus Amounts shall be subject to tax withholding as required by applicable law.

7.3    No Implied Rights. The establishment and operation of the Plan, including the eligibility of a Participant to participate in the Plan, will not be construed as conferring any legal or other right upon any Employee for the continuation of employment through the end of any Performance Cycle or other period. The Company, including affiliates, expressly reserves the right, which may be exercised at any time and in the Company’s or affiliate’s sole discretion, to discharge any individual or treat him or her without regard to the effect that discharge might have upon him or her as a Participant in the Plan.

7.4    No Required Segregation of Assets; Plan Obligations. Neither the Company nor any affiliate will be required to segregate any assets that may at any time be represented by Bonus Amounts awarded pursuant to the Plan. All payments under the Plan shall be the obligation of the affiliate of the Company that employs the applicable Participant.

7.5    Nature of Payments. All Bonus Amounts paid pursuant to the Plan are in consideration of services for the Company or an affiliate. The adoption of the Plan will have no effect on awards made or to be made under any other benefit plan covering an Employee of the Company or an affiliate or any predecessor or successor of the Company or an affiliate

7.6    Clawback. Notwithstanding any provision in the Plan to the contrary, the Bonus Amounts provided under the Plan shall be subject to a clawback to the extent necessary to comply with Company policy or applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

7.7    Section 409A Compliance. To the extent that any Bonus Amount under the Plan is subject to Code Section 409A, the Plan will be construed to the greatest extent possible in a manner that will not result in adverse tax consequences under Code Section 409A, provided that such construction is not materially inconsistent with the intent of the Plan. Any Bonus Amount payable to any Participant who is a “specified employee” that would be considered deferred compensation that is subject to Code Section 409A(a)(2) and that becomes payable upon, or that is accelerated upon, such Participant’s Termination of Employment, shall be made no earlier than the date which is six months following such Participant’s Termination of Employment (or, if earlier, such Participant’s death). A specified employee for this purpose shall be determined by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder.

7.8    Governing Law; Severability. The Plan and all determinations made and actions taken under the Plan will be governed by the law of the state of Delaware. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in full force and effect.